Exhibit 4.16

This EXCHANGE AGREEMENT, dated as of March 29, 2007 (this “Agreement”), between PNC PREFERRED FUNDING TRUST II, a Delaware statutory trust (together with its successors and assigns “PNC Delaware”), and The PNC Financial Services Group, Inc., a Pennsylvania corporation (together with its successors and assigns “PNC”), and PNC Bank, National Association, a national banking association (together with its successors and assigns “PNC Bank”).

RECITALS

WHEREAS, PNC Delaware will issue 5,000 shares of Fixed-to-Floating Rate Non-cumulative Exchangeable Perpetual Trust Securities, with a liquidation preference of $100,000 per share (each, a “Trust Security” and collectively, the “Trust Securities”);

WHEREAS, each Trust Security will be conditionally exchangeable into one newly issued share of the Series I Non-cumulative Perpetual Fixed-to-Floating Rate Preferred Stock, $1.00 par value and having a liquidation preference of $100,000 per share, of PNC (the “PNC Preferred Stock”); and

WHEREAS, the parties hereto desire to ensure that in the event of the occurrence of circumstances requiring the exchange of the Trust Securities into the PNC Preferred Stock, PNC will be contractually bound unconditionally to make available PNC Preferred Stock sufficient for exchange of the Trust Securities, and to effect the exchange of all outstanding Trust Securities into PNC Preferred Stock.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1. Definitions. Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

“Agreement” has the meaning specified in the Preamble to this Agreement.

“Business Combination” has the meaning specified in Section 3 of this Agreement.

“Conditional Exchange” means if the OCC so directs upon the occurrence of a Conditional Exchange Event, each Trust Security then outstanding shall be automatically exchanged for an equal number of PNC Preferred Stock.

A “Conditional Exchange Event” will occur when:

(i) PNC Bank becomes “undercapitalized” under the OCC’s “prompt corrective action” regulations pursuant to 12 C.F.R. Part 6 (and including any successor rules or regulations);

(ii) PNC Bank is placed into conservatorship or receivership; or

(iii) the OCC, in its sole discretion, anticipates PNC Bank becoming undercapitalized in the near term or takes a supervisory action that limits the payment of dividends by PNC Bank and in connection therewith directs a Conditional Exchange.

“Distribution Period” has the meaning set forth in the LLC Agreement.

“LLC” means PNC Preferred Funding LLC, a Delaware limited liability company.

“LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of PNC Preferred Funding LLC, dated as of March 29, 2007, by and among PNC REIT Corp., PNC Preferred Funding Trust I, PNC Preferred Funding Trust II and the Persons, who may from time to time become additional Securityholders (as defined therein) of PNC Preferred Funding LLC in accordance with the provisions thereof.

“OCC” means the Office of the Comptroller of the Currency or any successor United States Federal bank regulatory authority that is the primary supervisory agency for PNC Bank.

“Period” means in connection with the Series 2007-A Company Preferred Securities and the Trust Securities, the applicable Distribution Period.

“Person” means any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, or any legal entity or organization.

“PNC” has the meaning set forth in the Preamble to this Agreement.

“PNC Bank” has the meaning set forth in the Preamble to this Agreement.

“PNC Preferred Stock” has the meaning set forth in the Recitals to this Agreement.

“PNC Substitute Preferred Stock” means a class or series of equity securities of a Successor Entity having the preferences, limitations and relative rights in its articles or certificate of incorporation or other constituent documents that are substantially similar to those set forth in PNC’s amended and restated articles of association, establishing the PNC Preferred Stock.

“PNC Delaware” has the meaning set forth in the Preamble to this Agreement.

“Preamble” means the preamble to this Agreement

“Property Trustee” means Wilmington Trust Company, acting not in its individual capacity but solely as Property Trustee on behalf of PNC Delaware pursuant to the Trust Agreement.

“Recitals” means the recitals to this Agreement.

“Register” has the meaning set forth in the Trust Agreement.

“Series 2007-A Company Preferred Securities” means the Series 2007-A Fixed-to-Floating Rate Non-cumulative Perpetual Preferred Securities of the LLC, Series 2007-A liquidation preference $100,000 per security.

“Subsidiary” means, at any time, any Person the shares of stock or other ownership interests of which having ordinary voting power to elect a majority of the board of directors or other managers of such Person are at the time owned, or the management or policies of which are otherwise at the time controlled, directly or indirectly through one or more intermediaries (including other Subsidiaries) or both, by another Person.

“Successor Entity” means a Person designated by the Board of Directors of PNC (i) that is the surviving, resulting or receiving Person, as applicable, in any Business Combination, (ii) the securities of which are received in a Business Combination by some or all holders of PNC voting equity securities or (iii) that the Board of Directors of PNC determines to be an acquiror of PNC in a Business Combination.

“Trust Agreement” means the Amended and Restated Trust Agreement of PNC Preferred Funding Trust II, dated as of March 29, 2007, among PNC Preferred Funding LLC, as Grantor, Wilmington Trust Company, as Delaware Trustee, and Wilmington Trust Company, as Property Trustee.

“Trust Security” has the meaning specified in the Recitals to this Agreement.

SECTION 2. Exchange of the Trust Securities. If at any time after the issuance and sale of the Trust Securities, the OCC directs in writing that the Trust Securities be exchanged into an equal number of PNC Preferred Stock following the occurrence of a Conditional Exchange Event, then effective on the date and time of the Conditional Exchange:

(i) each holder of Trust Securities shall be unconditionally obligated to surrender to PNC any certificate representing the Trust Securities as set forth in the Trust Agreement;

(ii) PNC shall immediately and unconditionally issue a number of shares of the PNC Preferred Stock equal to the number of Trust Securities then outstanding to the holders of the Trust Securities; and

(iii) pursuant to Section 4.08(a)(ii) of the Trust Agreement, effective on the date and time of the Conditional Exchange, all of the Trust Securities then outstanding will be deemed to be owned by PNC, without any action by PNC Delaware or any other action being necessary or required by any other Person, and Persons who are holders of Trust Securities shall have no rights under such securities, other than the right to receive PNC Preferred Stock in exchange therefor, as provided herein.

Until receipts evidencing PNC Preferred Stock are delivered or in the event such replacement receipts are not delivered, any certificates previously representing the Trust Securities shall be deemed for all purposes to represent PNC Preferred Stock.

SECTION 3. Permitted Assignment. (a) In the event that PNC prior to the Conditional Exchange effects, or is the subject of, a merger, consolidation, statutory share exchange, sale of all or substantially all of its assets or other form of business combination, (i) in which PNC is not the surviving, resulting or receiving entity thereof, or (ii) if PNC is the surviving or resulting entity, shares representing a majority of PNC’s total voting power are either converted or exchanged into securities of another Person or into cash or other property (any such transaction in either (i) or (ii) being a “Business Combination”), then PNC Bank will, prior to the effectiveness of such Business Combination, assign, effective upon the consummation of such Business Combination, all of its obligations and rights under this Agreement to a Successor Entity that has PNC Substitute Preferred Stock and, as a result of such assignment, all references to PNC and PNC Preferred Stock, shall become and be deemed to be references to such Successor Entity or to such PNC Substitute Preferred Stock, respectively.

(b) This Section 3 shall apply to any subsequent Business Combination prior to the Conditional Exchange mutatis mutandis.

SECTION 4. Representations and Warranties of PNC. PNC hereby represents and warrants that the PNC Preferred Stock will upon issuance, rank senior, in respect of the right to receive dividends and the right to receive payment out of the assets of PNC, upon voluntary or involuntary dissolution, winding-up or termination of PNC, to PNC’s common stock and at least pari passu with the most senior preferred stock of PNC, if any, then outstanding, and to any other preferred stock that PNC may issue in the future.

SECTION 5. Additional Covenants of PNC.

(a) PNC hereby covenants and agrees that:

(i) if full dividends or distributions, as applicable, on (1) the Series 2007-A Company Preferred Securities, or (2) the Trust Securities have not been declared and paid, in each case, for the applicable Period, then PNC will not declare or pay dividends or other distributions with respect to, or redeem, purchase or acquire or make a liquidation payment with respect to, any of its equity capital securities during the next succeeding Period other than:

(A) purchases, redemptions or other acquisitions of shares of capital stock of PNC in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants;

(B) purchases of shares of common stock of PNC pursuant to a contractually binding requirement to buy stock existing prior to the date of the commencement of the extension period, including under a contractually binding stock repurchase plan;

(C) any declaration of a dividend in connection with the implementation of a shareholders’ rights plan, or the redemption or repurchase of any rights under any such plan;

(D) as a result of an exchange or conversion of any class or series of PNC’s capital stock for any other class or series of PNC’s capital stock; or

(E) the purchase of fractional interests in shares of PNC’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; or

(F) any stock dividends where the dividend stock is the same as that on which the dividend is being paid;

(ii) prior to the issuance of the PNC Preferred Stock, PNC will not issue any class or series of preferred stock ranking senior to the PNC Preferred Stock in respect of the right to receive dividends and the right to receive payments out of the assets of PNC, upon voluntary or involuntary dissolution, winding-up or termination of PNC; and

(iii) it will reserve the PNC Preferred Stock for issuance in accordance with the terms hereof.

(b) The holders of the Trust Securities will be express third-party beneficiaries of PNC’s representations and warranties set forth in Section 4 and PNC’s covenants set forth in Section 5(a).

(c) PNC hereby agrees to contribute to the capital of PNC Bank any and all Trust Securities deemed to be owned by PNC as a result of the Conditional Exchange immediately after such Conditional Exchange.

SECTION 6. Notices. (a) All notices provided for in this Agreement shall be in writing, duly signed by the party giving such notice, and shall be delivered, telecopied or mailed by registered or certified mail, as follows:

If given to PNC, at the address set forth below:

The PNC Financial Services Group, Inc.

One PNC Plaza

249 Fifth Avenue

Pittsburgh, Pennsylvania 15222-2707

Attention: Kevin Glass

Telephone: (412) 762-4346

Facsimile: (412) 705-0044

If given to PNC Delaware, at the address set forth below:

PNC Preferred Funding Trust II

9062 Old Annapolis Road

Columbia, Maryland 21045

Attention:	Corporate Trust Secretary PNC Preferred Funding Trust II
Facsimile:	(410) 715-2380

With a copy to:

Richards, Layton & Finger, P.A.

One Rodney Square

920 King St.

Wilmington, DE 19801

Attention:	Corporate Trust Group
Facsimile:	(302) 651-7701
Telephone:	(302) 651-7500

And with a copy to:

Cleary Gottlieb Steen & Hamilton LLP

2000 Pennsylvania Avenue, N.W.

Washington, DC 20006

Attention:	Kenneth L. Bachman
Facsimile:	(202) 974-1999
Telephone:	(202) 974-1500

Each such notice, request or other communication shall be effective (i) if given by telecopier, when transmitted to the number specified in such registration books and the appropriate confirmation is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered at the address specified above.

SECTION 7. Governing Law. THIS EXCHANGE AGREEMENT AND ALL RIGHTS HEREUNDER AND PROVISIONS HEREOF SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO APPLICABLE CONFLICTS OF LAW PROVISIONS).

SECTION 8. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original as against any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as signatories.

SECTION 9. Liability of Property Trustee. It is expressly understood and agreed that (a) this Agreement is executed and delivered by Wilmington Trust Company, not individually or personally, but solely as Property Trustee, in the exercise of the powers and authority conferred and vested in it, pursuant to the Trust Agreement, (b) each of the representations, undertakings and agreements herein made on the part of PNC Delaware is made and intended not as personal representations, undertakings and agreements by Wilmington Trust Company but is made and intended for the purpose for binding only PNC Delaware, (c) nothing herein contained shall be construed as creating any liability on Wilmington Trust Company, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any person claiming by, through or under the parties hereto, and (d) under no circumstances shall Wilmington Trust Company be personally liable for the payment of any indebtedness or expenses of PNC Delaware or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by PNC Delaware under this Agreement or any other related documents.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PNC PREFERRED FUNDING TRUST II

By: WILMINGTON TRUST COMPANY, acting not in its individual capacity, but solely as Property Trustee

By:	/s/ Michele C. Harra
Name:	Michele C. Harra
Title:	Financial Services Officer

THE PNC FINANCIAL SERVICES GROUP, INC.

By:	/s/ Kevin Roy Glass
Name:	Kevin R. Glass
Title:	Vice President

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Lisa M. Kovac
Name:	Lisa M. Kovac
Title:	Vice President